Exhibit 99.1

USA Truck Appoints Zachary King Senior Vice President and Chief Financial Officer

Van Buren, AR – April 22, 2020 – USA Truck Inc. (Nasdaq: USAK), a leading capacity solutions provider headquartered in Van Buren, Arkansas, announced today that Zachary King has been appointed to Senior Vice President and Chief Financial Officer.  Mr. King has served as the Company’s Vice President and Corporate Controller since 2017 and has been with the Company since 2015.  He succeeds Jason Bates, who is leaving the Company to pursue other opportunities.

“I want to thank Jason for his contributions to USA Truck and wish him success in his future endeavors.” said USA Truck President and CEO James Reed.  “Zack is a tenured finance and accounting leader who has a deep understanding of process improvement and internal controls – areas critical to the future success of USA Truck.  It is exciting to see our succession planning pay off by filling this critical position with an internal candidate who grew up right here in the River Valley, and is so well prepared to write the next chapter in our business improvement story.  Zack has already played a big role in moving us toward our highest priorities of improving financial results and creating shareholder value.  We look forward to his ongoing influence and contributions to our work in further improving company profitability.”

Prior to joining USA Truck, Mr. King served in a variety of finance and accounting roles for ABB Ltd, Samson Resources Corporation, and Deloitte.  Mr. King earned a Bachelor of Business Administration in accounting from the University of Central Arkansas and a Master of Accountancy from the University of Central Arkansas.  Mr. King is also a Certified Public Accountant.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America.  Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services.  For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Zachary King, SVP & CFO

(479) 471-2694

zachary.king@usa-truck.com

Chad Lane, Investor Relations

(479) 471-6680

chad.lane@usa-truck.com